Exhibit 10.9

THIS BINDING MEMORANDUM OF UNDERSTANDING (“MOU” or “Contract”) is made as of May 9th, 2012 (the “Effective Date”) between Canadian National Railway Company, on its own behalf and on behalf of its indirect, wholly-owned U.S. operating railroad subsidiaries (hereinafter referred to collectively as “CN”), and Superior Silica Sands LLC, a Texas limited liability company (“Superior Silica”), and is intended to record the points of agreement between the parties following discussions relating to the shipment of sand out of Superior Silica’s proposed facilities near Barron, Wisconsin and the rehabilitation of a yet to be identified approximately 40 mile section of CN-owned track directly west of Ladysmith, Wisconsin to west of Barron, Wisconsin, necessary to serve the Superior Silica facilities (the “Barron Sub”).

Recitals

WHEREAS Superior Silica wishes to begin shipping sand by rail out of its proposed two million tons a year sand processing facilities to be located near Barron, Wisconsin (the “Production Area”);

AND WHEREAS in order to accommodate Superior Silica’s sand shipments out of the Production Area, CN will need to make a significant capital investment in order to rehabilitate the Barron Sub necessary to service the Production Area in accordance with plans and specifications prepared by CN and mutually approved by the parties (the “Rehabilitation Work”);

AND WHEREAS CN requires Superior Silica to ship certain minimum volumes via CN in order for CN to recover its capital investment for the Rehabilitation Work;

NOW THEREFORE, for and in consideration of the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Project Parameters

1.1                               Obligations of CN:

i)                                         On the Effective Date CN shall provide to Superior Silica copies of all existing specifications and the timelines for the Rehabilitation Work and, within thirty (30) days after the Effective Date, CN shall provide to Superior Silica the final proposed specifications and the timelines for the Rehabilitation Work.

ii)                                      CN will commence the Rehabilitation Work upon the Effective Date.

iii)                                   CN shall complete the Rehabilitation Work and shall start providing train service on the Barron Sub no later than December 1, 2012 as requested by Superior Silica (“Train Service Start-up Date”), but shall use commercially reasonable efforts to provide train service on the Barron Sub by November 15, 2012.

iv)                                  For every day CN fails to meet the Train Service Start-up Date, (i) the Minimum Annual Volume Commitment, as set forth in 1.2.v, will be reduced by 1/365 and (ii) the Total Volume Commitment will be reduced by a like amount.  Items (i) and (ii) of this Subsection (iv) are collectively referred to as the “Penalty” in this MOU.  In the event that it becomes apparent while the Rehabilitation Work is ongoing that the Train Service Start-up Date cannot be met under normal construction scheduling (as reasonably determined by the parties in good faith), CN will immediately advise Superior Silica and the parties will then discuss any necessary overtime work that would ensure timely completion of the Rehabilitation Work (the “Overtime Work”).  The costs of Overtime Work agreed to in advance and in writing by the parties would be shared equally by the parties.  CN agrees to keep Superior Silica reasonably informed regarding the progress of the Rehabilitation Work, including inviting Superior Silica to calls and meetings that relate to such progress or material issues that could impact such progress.

v)                                     CN shall use its best commercially reasonable efforts to provide Superior Silica with the following service levels, among others to be mutually agreed upon by the parties, at the Production Area for the full ten (10) year duration of the agreement (service levels can be modified upon reasonable notice to Superior Silica and on condition that revised service levels remain adequate to address available volumes):

a.                                      Every six months, based on Superior Silica shipments outlook, CN will update its train service schedule in order to meet Superior Silica demand for pick-up and delivery of railcars in the Production Area.

b.                                      CN shall accept delivery of manifest service rail cars as well as Unit Train deliveries (to be defined as trains comprised of 90 or more cars originating from the Production Area and designated for a common destination).

c.                                       CN shall undertake the Rehabilitation Work in accordance with the approved plans and specifications and applicable law, and in a manner that allows the safe and timely shipment of any AAR certified rail cars with a gross weight up to 286,000 lbs.

d.                                      If Superior Silica’s frac sand manufacturing at the Production Area is hindered or halted as a result of CN’s failure to provide the foregoing services and other services mutually agreed upon between the parties, then (i) the Penalty shall be applied for every day without service and (ii) CN will use best efforts and work in good faith to resolve the issue including trucking and use of other rail lines until resolved.  In addition to the Penalty, CN will have a period of twenty (20) days to resume normal rail operations or suitable substitute transportation service (as provided in subsection ii hereof), subject to any Force Majeure event as defined herein.  For any extended disruption exceeding 48 hours due to a derailment or other force majeure event as such term is defined in CN’s tariff 9000, CN will invoke force majeure in its own transportation agreements with the customers of Superior Silica so as to relieve Superior Silica of its own service obligations to its customers while such service interruption continues.

vi)                                  CN agrees to ship volume from the Production Area to those locations described on Exhibit A, and other locations within a [***] radius thereof, at no more than the contract rates set forth on Exhibit A, or at such lower prices as the parties may mutually agree, subject to any customary and standard rate adjustments otherwise mutually agreed by the parties and provided, however, that additional destinations within the [***] radius do not entail material incremental costs for CN.  Contract rates from the Production Area to locations not otherwise included on Exhibit A or within a [***] radius thereof shall be those mutually agreed between the parties based on good faith negotiations taking into account similar customers, tonnages and the rates reflected on Exhibit A.

vii)                               The CN freight rates listed in Exhibit A are subject to an annual escalation to be calculated as follows:  Upon each anniversary date of the Train Service Start-up Date, for the duration of the Term hereof, the applicable freight rates shall be increased based on the Association of American Railroad’s All-Inclusive Index Less Fuel, subject however to a minimum yearly increase of [***] and a maximum yearly increase of [***].  For greater clarity, it is agreed that rates reflected in Exhibit A shall include only the CN portion of transportation rates and shall exclude all shortline or interline portions thereof.  Contract rates are in U.S. Dollars per rail car.  If at any time, sufficient evidence exists that the contract rates have become uncompetitive, the parties will reconvene in good faith to negotiate rates to preserve the continuing competitiveness of Superior Silica’s business.

1.2                               Obligations of Superior Silica:

i)                                         Superior Silica shall construct and maintain at its expense a rail facility as part of its Production Area for the purpose of receiving inbound empty rail cars, outbound loaded rail cars, rail car storage and rail car loading at a yet to be identified location in the Production Area which shall connect to the CN Barron Sub.  Subject to the reasonable approval of Superior Silica, this rail facility shall be planned and built in accordance with the latest CN specifications.  The specifications, layout and capacity requirements of the rail facility plans will be required to be submitted to CN for approval prior to construction.  This submittal will require CN approval not to be unreasonably withheld or delayed with regard to the specifications, layout and capacity requirements of the rail facility.  After the rail facility is constructed, any material deviations from the previously approved plans must be approved and accepted by CN (not to be unreasonably withheld or delayed) and Superior Silica must enter into a CN standard Industry Track Agreement with CN before service can begin.  Superior Silica will be responsible for reimbursing the CN for the reasonable and documented costs of no more than two main line switches which will be furnished and installed by CN after approval by Superior Silica (not to be unreasonably withheld or delayed) in order to connect the rail facility to CN’s main line, which costs shall not exceed [***] in the aggregate for the line switches (including installation and other related costs) and shall not be required to be reimbursed before September 15, 2012.

ii)                                      Superior Silica intends to ship with CN at least [***] of all sand shipped out of the Production Area during the Term, provided that the pricing and service are consistent with the terms hereof (including Exhibit A).

iii)                                   Reserved

iv)                                  CN shall monitor compliance of the Minimum Annual Volume Commitment and any shortfall shall be calculated according to CN’s own records of railcar shipments, such records to be subject to audit and approval by Superior Silica.

v)                                     The parties agree to the following minimum annual volume commitment (the “Minimum Annual Volume Commitment”), expressed in short tons (2,000 lbs) (“Tons”) to be shipped by Superior Silica from the Production Area on the rebuilt Barron Sub and calculated based on each 12-month period ending on the anniversary of the Train Service Start-up Date:

Year one of the Term — [***] Tons;

Year two of the Term — [***] Tons, and

each year thereafter during the Term — [***] Tons.

In the event Superior Silica ships in excess of the Minimum Annual Volume Commitment in any given year, Superior Silica may use all of such surplus to reduce future Minimum Annual Volume Commitments by an equivalent number of Tons (with a corresponding reduction in the Total Volume Commitment).

The Minimum Annual Volume Commitment will be considered fully met and completed and such obligation shall expire as soon as the qualifying volume shipped (plus any volume not shipped for which any applicable contractual penalty herein has been paid) from the Production Area on the rebuilt Barron Sub has reached [***] Tons (the “Total Volume Commitment”).  To qualify and count towards the Minimum Annual Volume Commitment (and, correspondingly, the Total Volume Commitment), the volume must be shipped (or any applicable contractual penalty herein must be paid for volume not shipped) via the CN under this MOU or related arrangements with the CN.

CN represents and covenants that Superior Silica, and all other projects on the Barron Sub, will be subject to the [***]/Ton shortfall penalty unless the track construction or rehabilitation costs for such other projects are entirely funded by the shipper proponents of such projects.  Notwithstanding the obligations of Superior Silica pursuant to the Minimum Annual Volume Commitment and Total Volume Commitment set forth herein, CN will release Superior Silica of its obligations (i) with respect to the Minimum Annual Volume Commitment, in the event that Superior Silica and any other third party having entered into an agreement (whether written or oral) with CN to use the Barron Sub for the transportation of its sand during the Term reach a combined shipment volume on the Barron Sub equivalent to Minimum Annual Volume Commitment, and

(ii) with respect to the Total Volume Commitment, under these contractual commitments once Superior Silica and any other third party having entered into an agreement (whether written or oral) with CN to use the Barron Sub for the transportation of its sand during the Term have collectively shipped (or paid the applicable contractual penalty for not shipping) a combined shipment volume on the Barron Sub equivalent to [***] Tons.  In the event such release becomes applicable, CN shall promptly notify Superior Silica.  CN agrees to provide annual reports to Superior Silica describing (in reasonable detail) the information necessary to determine whether Superior Silica’s obligations are impacted pursuant to this paragraph.

vi)                                  In the event that Superior Silica fails to ship in accordance with the Minimum Annual Volume Commitment, Superior Silica shall pay to CN a shortfall penalty of [***] for each Ton for the relevant year.

For further clarity, the following are examples of the shortfall penalty application:

Scenario 1:

Superior Silica ships [***] Tons in Year one, and CN handles [***] Tons (or [***] of total shipped volume) that same year.  Superior Silica’s shortfall penalty is [***] for every Ton under [***] Tons (which is the minimum volume commitment as defined in 1.2v).  Superior Silica’s shortfall penalty is [***] Tons).  Upon payment of such penalty Superior Silica will receive credit against the Minimum Annual Volume Commitment and the Total Volume Commitment for the [***] Tons.  Superior Silica would have already received such credit for the [***] Tons.

Scenario 2:

Superior Silica ships [***] Tons in Year 1 and CN handles [***] Tons [***] that same year.  Superior Silica has no shortfall penalty in 2013, as minimum volume commitment of [***] Tons (as defined in 1.2v) is met.  Instead, Superior Silica can carry forward [***] Tons over the remaining years of the Contract.

CN will invoice Superior Silica for any such payments within 90 days following each anniversary of the Train Service Start-up Date and upon receipt Superior Silica shall pay such invoices within thirty (30) days thereafter.  All such payments shall not be deemed a penalty, but shall be mutually agreed upon liquidated damages insofar as the damages attributable to any such failure to meet the Minimum Annual Volume Commitment shall be difficult, if not impossible, to calculate.

vii)                               Upon official request by CN in writing, Superior Silica shall provide CN with a certificate signed by an officer of Superior Silica certifying, with reasonable particulars, that Superior Silica has fulfilled the Minimum Annual Volume Commitment during the preceding year or, in the alternative, certifying the reasonable particulars of the amount of any shortfall with respect to such commitment.

viii)                            Superior Silica shall keep accurate records of the shipments in accordance with this MOU.  CN shall have the right to inspect these records for the purpose of verifying compliance with the terms of this MOU and CN shall have the further right to have these records verified by CN’s external auditors.

ix)                                  In the event of Force Majeure, as such term is defined in CN’s tariff 9000 in effect as of the Effective Date and incorporated herein, that affects either Superior Silica or CN and that prevents or delays Superior Silica from shipping the sand for a period in excess of seven (7) calendar days, then the Minimum Annual Volume Commitment shall be reduced by 1/365 for each day that Superior Silica is unable to ship the sand as a result of the Force Majeure (with a corresponding reduction in the Total Volume Commitment).

x)                                     Superior Silica shall have the option to terminate this MOU at any time prior to the Train Service Start-up Date provided Superior Silica reimburses CN for all of its documented non-recoverable direct expenses incurred for the Rehabilitation Work prior to such termination, including, without limitation, any penalties or liquidated damages paid to contractors undertaking the Rehabilitation Work.

2.                                      Confidentiality

This MOU, including its existence and that of the underlying negotiations, as well as any information supplied by either party in support thereof, are strictly confidential and shall not be disclosed to any third party (other than each such party’s attorneys, accountants, auditors, consultants, lenders and other agents and representatives) except and to the extent as may be required by law, regulatory authority or with the express written consent of CN and Superior Silica.

3.                                      Applicability of Rules, Regulations and Relevant Tariffs

Notwithstanding the existence of CN contracts with third-parties payer of freight, all applicable laws, regulations and tariffs, including those, in particular, governing optional services at origin, shall continue to govern the transportation relationship between Superior Silica and CN as shipper and carrier.

4.                                      Dispute Resolution

In the event of any dispute between the parties, including any service-related matter or a failure to agree on new transportation rates following expiration or termination of this Contract, the parties agree to meet with a neutral third party to attempt a mediated solution prior to resorting to any other legal recourse.

5.                                      Miscellaneous Provisions

i)                                         Entirety:  This Contract constitutes the entire agreement and merges and supersedes all prior understandings and representations between CN and Superior Silica concerning the subject matter.

ii)                                      Non-Assignment:  This Contract shall not be assigned by any Party without the consent of the other Party. Consent shall not be withheld unreasonably.  Notwithstanding the foregoing, either party may assign this Contract in connection with the transfer of all or a significant amount of its assets.

iii)                                   Non-Waiver:  The failure of a Party to enforce any provision of this Contract shall not be considered as a waiver of that provision and shall not prevent termination of this Contract due to default.

iv)                                  Term:  The term of this Contract shall continue for a period of [***] from the Train Service Start-up Date unless otherwise terminated as provided herein (the “Term”).

v)                                     Governing Law:  This Contract shall be governed by the laws of the State of Wisconsin and the federal laws of the U.S. applicable therein.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, each party hereto has caused this MOU to be duly executed by its authorized representative as of the date first written above.

CANADIAN NATIONAL RAILWAY COMP

/s/ J. J. Ruest

By:	Jean-Jacques Ruest
Executive Vice-President and Chief Marketing Officer
Canadian National Railway Company

SUPERIOR SILICA SANDS LLC

/s/ Richard J. Shearer

By	Richard Shearer
President & CEO

Exhibit A

CN Freight Rates applicable on frac sand shipped from the Production Area:

Unless otherwise indicated, the below rates are intended to Manifest Train service shipments from the Production Area to a CN served point.

Western Canada Shales (Montney, Duvernay, Cardium, Horn River)

—           [***]

—           [***]

—           [***]

—           [***]

Bakken Shale

—           [***]

—           [***]

Texas and Oklahoma Shales

—           [***]

—           [***]

—           [***]

Tuscaloosa Marine Shale

—           [***]

—           [***]

Utica Shale

—           [***]

Marcellus Shale

—           [***]

—           [***]

[Terms & Conditions Appear on Following Page]

Terms and Conditions:

CN Linehaul only

Equipment Ownership: Private Zero Mileage

Equipment Type: Covered Hoper cars

Rates are applicable only on shipments in compliance with the details of this proposal.

Rates are in US nominated currency

Rates are subject to the annual escalation as set forth in section 1.1 vii of this MOU.

Subject to a limited liability of U$25,000.

Rates herein are subject to optional services fees, where incurred, in accordance with Tariff CN 9000, CN 9001, CN 9004, CN 9008, and CN 6544, supplements thereto and reissues thereof.

Rate does not include applicable taxes.

Rates herein are subject to Fuel Surcharge Tariff CN 7403 series, supplements thereto and reissues thereof.

The rates contained in this Exhibit A shall be available for use by payers of freight designated by Superior Silica (the “Payers”) subject, however, to such Payers receiving credit approval by CN’s Credit Management department, and provided that the Payers first conclude with CN a transportation service agreement incorporating such rates.